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                                                                  EXHIBIT 10.22


August 15, 1996


Mr. Leonard Miller
158 Monroe Avenue
Belle Mead, New Jersey 08502

     Re:  Employment of Len Miller by Peritus Software Services, Inc.

Dear Len:

     This letter will serve as a letter of intent by Peritus Software Services, Inc. (herein "Peritus") with respect to your future employment by Peritus. This letter sets forth the terms of your employment as has been discussed by you and myself, Dominic Chan, on behalf of Peritus. As we agreed, this letter is intended as and shall serve only as an interim agreement until a more formally drafted agreement can be agreed upon and executed, at which time the terms of this agreement shall be superseded and replaced entirely by the terms and conditions of the formally drafted agreement. In addition, you will be expected to sign a standard employee agreement as well as documentation to satisfy federal I-9 requirements.

You will begin your employment with Peritus on September 1, 1996. Your employment contract will expire on August 31, 2000.

     Initially, you will be responsible for Year 2000 solutions worldwide, excluding channel and strategic alliances.

     Your salary will be $200,000 annually, accrued on a daily basis throughout each year, to be paid as per company policy (i.e., every two weeks).

     Upon the start of your employment, you will receive Peritus stock options for two hundred thousand (200,000) shares which may be exercised into common stock at $2.80 per share. Fifty thousand (50,000) options will vest immediately upon your starting employment with Peritus, Fifty thousand (50,000) options will vest no later than August 31, 1997, fifty thousand (50,000) options will vest no later than August 31, 1998 and the final fifty thousand (50,000) options will vest no later than August 31, 1999. All options may be exercised immediately upon vesting and the stock resulting from such exercises shall not be restricted by Peritus except as may be required by law.

     If your employment at Peritus is terminated for any reason without cause, any of the two hundred thousand (200,000) shares identified above that have not yet vested will become vested immediately upon said termination without cause, without any restrictions, plus you will receive one (1) years salary ($200,000) continuance paid biweekly. It is understood that your failure to meet agreed upon performance objectives could constitute cause for your termination.

     If Peritus is liquidated, upon said liquidation, all unvested options shall vest immediately prior to liquidation, and you will have immediate rights to exercise all previously
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unexercised options including those vesting according to this sentence.

     Your eligibility for an annual bonus will be determined based on company policy.

     Peritus will reimburse you for all reasonable travel expenses incurred as a result of your employment by Peritus, consistent with company policy.

     If during your employment, your primary residence is unreasonably distant from the principle place of business of Peritus and you must rent a residence for yourself in Massachusetts that is in addition to your primary place of residence in order to perform your duties, then Peritus will make available to you an allowance of $1,500 per month to be used solely for the monthly rent payment of the residence in Massachusetts. You will pay the difference and all other expenses associated with the maintenance of said home in Massachusetts.

     The possible payment by Peritus of relocation expenses will be discussed if it becomes necessary for you to relocate.

     You will be eligible for the company benefits plan.

     Should the terms of your employment with Peritus as set forth herein meet with your approval, please sign this letter where indicated.


                                     Sincerely,

                                     Peritus Software Services, Inc.


                                     by: /s/ Dominic Chan
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                                        Dominic Chan, Chief Executive Officer

 /s/ Len Miller                       09/01/97
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Len Miller                           Date